Exhibit 10.18

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), is made and entered into this 29th day of September, 2020 (“Effective Date”) by and between Skywater Technology Foundry, Inc., a Delaware corporation (“Seller”), and Oxbow Realty Partners, LLC, a Delaware limited liability company (“Buyer”).

In consideration of the mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Sale and Purchase. Subject to the terms, conditions, representations and warranties set forth in this Agreement, Seller agrees to sell and assign to Buyer and Buyer agrees to purchase and accept from Seller, the following (collectively, the “Property”):

a. Title in fee simple to those certain tracts or parcels of land, and all improvements thereon, located at 2401 and 2411 East 86th Street, Bloomington, Minnesota with Hennepin County PID number 1202724120032 and legally described on Exhibit A, together with all hereditaments and appurtenances thereto (collectively, the “Real Property”);

b. To the extent they are assignable, all right, title and interest of Seller in and to any drawings, plans, building permits, surveys and certificates of occupancy relating to the construction of the improvements on the Real Property, if any, and all licenses and permits relating to the ownership and operation of the Real Property, if any (collectively, the “Plans, Licenses and Permits”);

c. To the extent they are assignable, all right, title and interest of Seller in all warranties and guaranties regarding the acquisition, construction, design, use, operation, management or maintenance of the Real Property, including those related to the Construction Contract, as defined herein (collectively, the “Warranties”); and

d. To the extent in Seller’s possession and not proprietary or confidential, all records of Seller relating to the Real Property including all records regarding maintenance, repairs, capital improvements and services (collectively, the “Records”).

For the avoidance of doubt, the Equipment described in any appraisal delivered at any time to Gordon Brothers Finance Company, in its capacity as administrative agent and collateral agent for itself and other lenders under the Amended and Restated Term Loan Agreement dated as of October 23, 2018, as amended, is not included as part of the Property.

2. Purchase Price. The parties hereby acknowledge Buyer’s intention to obtain financing in the amount of $39,000,000.00 (the “Loan Amount”). The Loan Amount less the amount of all transaction expenses payable by Buyer pursuant to this transaction (the “Net Loan Proceeds”) shall be considered the purchase price payable to Seller in connection with the transfer of the

Property to Buyer (the “Purchase Price”). The Net Loan Proceeds shall be evidenced by the closing statement, approved by Seller and Buyer, to be prepared by the Title Company or other documentation mutually acceptable to Seller and Buyer and shall be confirmed on the Closing Date. The Purchase Price shall be payable by Buyer on the Closing Date.

3. Title. As soon as reasonably possible, but in any event within the timeframes set forth below, Seller shall, at its expense, furnish the following (collectively, the “Title Evidence”) to Buyer:

a. Title Insurance Commitment. Prior to the Effective Date, Guaranty Commercial Title, Inc. of Minneapolis, Minnesota (the “Title Company”) delivered to Seller and Buyer a current commitment for the most current ALTA Owner’s Policy of Title Insurance, with extended coverage, issued by, legible copies (which may be transmitted electronically through links established by the Title Company) of all documents referenced therein, in the amount of the Purchase Price (the “Commitment”). The Commitment will commit the Title Company to insure title to the Real Property subject only to the Permitted Exceptions (as hereinafter defined).

b. Existing Survey. The parties hereby acknowledge Seller’s delivery and Buyer’s receipt of a copy of the existing ALTA/NSPS Land Title Survey prepared by Sunde Land Surveying (“Existing Survey”) dated February 27, 2017 under Project 94-09-CS4. Buyer shall have the right (but not the obligation), during the Due Diligence Period, to order, at Buyer’s cost, an updated ALTA/NSPS Land Title Survey of the Real Property, certified to Buyer, Citi Real Estate Funding Inc., a New York corporation (together with its successors and/or assigns, “Lender”) and the Title Company (“Updated Survey”).

Buyer shall be allowed to review the Title Evidence (including the Updated Survey) and make objections thereto (“Title Objections”), provided that said Title Objections shall be made in writing at least five (5) Business Days (as hereinafter defined) prior to the expiration of the Due Diligence Period or else deemed to be waived by Buyer. Notwithstanding the foregoing, Buyer shall not be obligated to object to monetary liens or encumbrances of an ascertainable amount which may be removed by the payment of money at Closing, and Seller shall be obligated to satisfy such monetary liens or encumbrances at or prior to Closing (the “Monetary Liens”). If any timely Title Objections are made, Seller may, but shall not be required to, correct any Title Objections. In the event Seller elects to attempt to cure any Title Objections, Seller shall provide written notice to Buyer within five (5) Business Days of Buyer’s notice of Title Objections; it being understood and agreed that the failure of Seller to give such written notice within five (5) Business Days after Seller’s receipt of Buyer’s Title Objections shall be deemed an election by Seller not to remedy such Title Objections. Seller shall have until the Closing Date to attempt to cure the Title Objections and, pending such correction, the Closing (as defined herein) shall be postponed, but upon correction of such Title Objections and within fifteen (15) days after written notice of such correction given by Seller to Buyer (or any written waiver by Buyer of all remaining uncured Title Objections), Seller and Buyer shall perform this Agreement according to its terms. If any Title Objections which Seller has expressly agreed in writing to cure or the Monetary Liens which Seller is obligated to cure hereunder are not corrected as of the Closing Date, for any reason, Buyer may proceed in accordance with Section 9 below.

4. Real Estate Taxes and Special Assessments. Seller warrants that all real estate taxes and installments of special assessments due and payable in all years prior to the year of Closing, including any real estate taxes and installments of special assessments otherwise payable during any such years which may have been deferred, have been paid in full. Seller and Buyer acknowledge that Seller is responsible under the Lease, as defined herein, to pay all real estate taxes and special assessments for the Real Property directly to the applicable governing authorities. Accordingly, there shall be no proration of real estate taxes and special assessments between Seller and Buyer at Closing, and Seller shall pay all real estate taxes and installments of special assessments due and payable in the calendar year of Closing to the applicable governmental authorities as and when due (or at such earlier time required in the Lease), pursuant to the Lease. Seller’s obligations under this Section 4 shall survive Closing.

5. Delivery of Documents. During the Due Diligence Period, Seller shall cooperate and promptly respond to Buyer’s reasonable requests for documents, agreements, correspondence or information relating to the Property which are in Seller’s possession or control; provided however Seller shall not be obligated to provide any such items or information which Seller reasonably deems confidential or proprietary. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY OF THE ITEMS PROVIDED PURSUANT TO THIS SECTION 5 AND BUYER ACKNOWLEDGES THAT ANY RELIANCE BY BUYER ON OR USE OF THE SAME SHALL BE AT THE SOLE RISK OF BUYER.

6. Due Diligence Period Buyer shall have the right during a period commencing on the Effective Date and ending at 5:00 p.m. cst on the first Business Day that falls twenty (20) days thereafter (the “Due Diligence Period”), at its sole cost, expense and risk, to examine and inspect the Property and to conduct feasibility studies with regard to the ownership and operation of the Property. Buyer may enter upon the Real Property to inspect the same, and may conduct non-intrusive tests and examinations, including a Phase I environmental assessment (but not a Phase II environmental assessment or other invasive or destructive tests, including drilling or excavation), provided (a) Buyer’s activities do not unreasonably interfere with the ongoing operation of the Property; (b) Buyer provides Seller with reasonable advance notice prior to such entry and a representative of Seller shall be permitted to accompany Buyer while on the Real Property; (c) Buyer furnishes to Seller a certificate of insurance (reasonably satisfactory to Seller as to form and substance and the insurance company providing the insurance) showing commercial general liability coverage, for Buyer and its agents, representatives and employees, written on an occurrence basis, with a minimum limit of One Million Dollars ($1,000,000) per occurrence / Two Million Dollars ($2,000,000) aggregate and naming Seller as additional insured, such insurance to be maintained throughout the term of this Agreement; and (d) that Buyer hereby agrees to defend, hold harmless (with counsel reasonably acceptable to Seller) and indemnify Seller from and against any and all claims, causes of action, lawsuits, attorneys’ fees, costs and damages arising from or in any way related to Buyer’s and/or Buyer’s engineers, contractors, employees, consultants and/or agents’ examinations and inspections, excluding any claims, liabilities and damages solely caused by Seller or arising from the mere discovery of existing conditions at the Real Property. To the extent that Buyer or its agents or representatives damage the Real Property, Buyer shall promptly, at its sole cost and expense, restore the Property to substantially the same condition in which it existed immediately prior to any physical tests or inspections conducted by or on behalf of Buyer. Buyer holds Seller harmless from any damages, liabilities or claims caused by the negligence or wrongful act of Buyer, its agents or contractors, in exercising its rights under this Section 6. At any time prior to the end of the Due Diligence Period, Buyer may terminate this Agreement, for any reason or no reason by delivering written notice to Seller. Buyer will promptly execute and deliver any and all documents necessary to effectuate the termination of this Purchase Agreement. If Buyer does not so terminate this Agreement during the Due Diligence Period, Buyer shall be deemed to have waived its right to terminate except as expressly provided otherwise in this Agreement. This Section 6 shall survive closing or termination of this Agreement.

7. Conditions to Buyer’s Performance. This Agreement and Buyer’s obligations hereunder to close on the Property on the Closing Date are conditioned, for the sole benefit of Buyer, upon the following being satisfied on and as of the Closing Date:

a. Seller’s Performance. All representations and warranties of Seller hereunder shall be true in all material respects as of the Closing Date and Seller shall have performed in all material respects all of its covenants, duties and obligations under this Agreement required to be performed as of the Closing Date.

b. Title. Title to the Real Property shall be subject to only the Permitted Exceptions. At Closing, the Title Company shall have issued to Buyer and Lender an ALTA Owner’s Title Insurance Policy and ALTA Loan Title Insurance Policy, respectively (or title proformas related thereto) showing good and marketable fee simple title to the Real Property vested in Buyer in the condition required herein subject to Permitted Exceptions, with extended coverage over all general exceptions to the policy and with such other coverages and endorsements as either Buyer or Lender may require; provided, however, that said Owner’s Title Insurance Policy shall not in any way vitiate the covenants in the deed to be given by Seller to Buyer hereunder. For the purposes hereof, “Permitted Exceptions” means (i) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent, subject to adjustment as required by this Agreement; (ii) the Lease; (iii) such other non-monetary encumbrances that are not objected to by Buyer (or are deemed not objected to or waived by Buyer) pursuant to Section 3 above; (iv) any liens or other encumbrances to the extent created by Buyer or any of its agents, representatives, employees or contractors; (v) all laws, statutes, rules and regulations, ordinances, orders and other legal requirements applicable to the Real Property; and (vi) such other non-monetary encumbrances approved by Buyer in writing or deemed Permitted Exceptions by other provisions of this Agreement.

c. Execution of Lease. Buyer and Seller shall have executed and delivered the lease agreement, in the form attached hereto as Exhibit B (the “Lease”).

8. Condition to Seller’s Performance. This Agreement and Seller’s obligations hereunder to close on the Property as of the Closing Date are conditioned, for the sole benefit of Seller, on the following being satisfied on and as of the Closing Date:

a. Buyer’s Performance. All representations and warranties of Buyer hereunder shall be true in all material respects as of the Closing Date and Buyer shall have performed in all material respects all of its covenants, duties and obligations under this Agreement, including payment of the Purchase Price.

b. Lease Agreement. Buyer and Seller shall have executed and delivered the Lease.

9. Waiver of Conditions; Termination.

a. Any of the conditions set forth in Sections 7 and 8 may be waived by the party expressly benefited thereby only in writing.

b. If any of the conditions set forth in Section 7 or 8 are not satisfied or waived by the Closing Date, then Buyer (with respect to Section 7) or Seller (with respect to Section 8) shall be entitled to terminate this Agreement and neither party shall thereafter have any further liability, right or obligation hereunder except for those liabilities, rights or obligations which expressly survive termination hereunder.

10. Representations, Warranties and Covenants of Seller. Seller makes the following representations and warranties to Buyer:

a. Pending Improvements. Seller has not received any written notice of public improvements which have been commenced or completed and for which assessment has been or may be levied against the Real Property which were not fully paid or provided for, and, to Seller’s knowledge, without any investigation, there are no planned improvements which may result in assessment against the Real Property.

b. Pending Proceedings. There is no litigation, suit, arbitration, mediation, proceeding, claim or, to Seller’s knowledge without any investigation, any investigation, including without limitation any environmental, zoning or land use regulation proceeding, pending or threatened in writing, against Seller or relating to any aspect of the Real Property which if adversely determined would create or result in a lien on the Real Property or any part thereof or interest therein and there is presently no real estate tax protest or similar tax abatement proceeding pending with respect to the Real Property.

c. Existence; Authority. Seller is duly organized and validly existing under the laws of its state of formation, and Seller has requisite power and authority to enter into this Agreement and all documents to be executed by Seller at Closing as required by this Agreement, and incur and perform its obligations hereunder and thereunder.

d. Non-Foreign Status. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

e. Other Documents. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result, in any material respect, in any breach or violation of, or default under, any judgment, decree, order, mortgage, lease, agreement, indenture or other instrument or document of which Seller is a party or by which the Property is bound.

f. Condemnation. To Seller’s knowledge, there are no condemnation proceedings which are pending or threatened in writing against all or any portion of the Real Property.

g. Contracts. At Closing, no contracts or agreements other than the Lease will be in effect with respect to the Real Property by which Buyer shall be bound other than those contracts or agreements that Buyer has affirmatively agreed to accept and perform post-Closing pursuant to this Agreement and other than those contracts and agreements permitted to be entered into by Seller pursuant to Section 12(d) below.

h. Options. Other than this Agreement, Seller has not entered into any contract of sale, or granted any options or rights of first refusal to acquire any interest in the Real Property to any other party.

i. Insurance. Seller now has in force casualty and liability insurance relating to the Real Property. Seller has not received any written notice from any insurance carrier of any defects or inadequacies in the Real Property that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost thereof. All such insurance policies are in full force and effect and fully paid for.

j. Unpaid Labor and Materials. Seller represents and warrants that Seller is not indebted for labor or material that might give rise to the filing of notice of mechanic’s lien against the Real Property except in connection with the Renovations (as hereinafter defined). Upon request, Seller shall promptly provide Buyer or Title Company lien waivers from all contractors, vendors or suppliers providing labor or materials to the Real Property prior to Closing or otherwise provide evidence reasonably satisfactory to Buyer and/or Title Company regarding any mechanics’ lien issues that might arise from any such labor or supplied materials to the Real Property. Seller shall provide any customary documentation reasonably requested by the Title Company necessary for issuance of the ALTA Owners or Loan Title Insurance Policies as it relates to recent and ongoing improvements at the Real Property.

k. Leases. There are no leases that will affecting any part of the Real Property other than the Lease contemplated between Seller and Buyer as part of this transaction.

l. Commissions. There are no unpaid commissions for any leasing or sale activity relating to the Property, except any commission to be paid to Broker (as hereinafter defined) by Seller pursuant to a separate agreement between Broker and Seller.

m. Environmental Conditions. Except for anything disclosed by environmental reports delivered to Buyer (by Seller, by Buyer’s environmental consultant or by Citi’s environmental consultant) or other inspections conducted by Buyer, which reports shall be provided to Seller, to Seller’s Knowledge, no toxic or Hazardous Substances, as defined herein, or wastes, pollutants or contaminants have been generated, treated, stored, transferred from, released or disposed of, or otherwise placed, deposited in or located on the Real Property, nor has any activity been undertaken on the Real Property that would cause or contribute to the Real Property becoming a treatment, storage or disposal facility within the meaning of any state, local or federal law, regulation or rule, except with respect to the foregoing, for Hazardous Substances which are of the type normally produced, sold, stored, used or disposed of in connection with the business carried on by Seller in the Real Property, and which are produced, sold, stored, used and disposed of in accordance in all material respects with all state, local or federal law, regulation, rule, policy or order relating to the protection of the environment and applicable to the Real Property.

When used in this Agreement, the term “to Seller’s knowledge” and similar terms shall mean and be limited to the actual (and not imputed, implied or constructive) current knowledge of Steve Manko, the Chief Financial Officer, Steve Wold, the Chief Administrative Officer and Thomas Sonderman, the Chief Executive Officer of Seller. Notwithstanding anything to the contrary set forth in this Agreement, the foregoing individuals shall not have any liability with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties.

Buyer acknowledges that it is purchasing the Real Property in its “AS IS” and “WHERE IS” condition with all existing defects. Notwithstanding the foregoing, Seller and Buyer hereby acknowledge Seller is in the process of completing substantial improvements to the Real Property (the “Renovations”) pursuant to that certain AIA Documents A133-2009 Standard Form of Agreement between Owner and Construction Manager as Constructor dated October 10, 2019 (the “Construction Contract”). Seller shall be responsible to ensure completion of the Renovations under the Construction Contract and shall be responsible for all costs and expenses related thereto. Seller shall indemnify and hold harmless Buyer from any claim, damage, cost or expense actually incurred by Buyer arising from or related to the Construction Contract; except to the extent caused by Buyer. Except as expressly set forth above, Seller makes no representations regarding the condition of the Real Property and Seller disclaims any and all warranties relating to the Real Property including but not limited to warranties of habitability, merchantability or fitness for a particular purpose. Notwithstanding the foregoing, each of the representations made in this Section 10 shall be deemed remade as of the Closing Date (with such changes thereto as Seller shall notify Buyer as of the closing, provided that any such changes shall result in a failure of the condition set forth in Section 7(a) unless approved by Buyer) and, as so remade, shall survive the Closing, delivery of the Deed (as hereinafter defined) and other documents contemplated hereby, and any investigation by or on behalf of either party; provided that such representations shall lapse and shall be conclusively deemed waived by Buyer (i) if Buyer had actual knowledge of Seller’s breach of such representation but nevertheless proceeded to consummate the Closing or (ii) if Buyer did not have actual knowledge of such Seller’s breach prior to Closing, Buyer does not bring suit with respect thereto within nine (9) months after the Closing Date.

11. Representations, Warranties and Covenants of Buyer. Buyer makes the following representations and warranties to Seller:

a. Existence; Authority. Buyer is duly organized or formed and validly existing under the laws of its state of formation, and Buyer has requisite power and authority to enter into this Agreement and incur and perform its obligations hereunder.

b. Financial Capacity. Buyer represents that it has the financial capability to fulfill its obligations under this Agreement.

c. Other Documents. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any material respect in any breach or violation of, or default under, any judgment, decree, order, mortgage, lease, agreement, indenture or other instrument or document of which Buyer is a party.

d. OFAC. Buyer is not in violation of any Anti-Terrorism Law (as hereinafter defined) or engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

Each of the foregoing representations and warranties shall be deemed remade as of the Closing Date and, as so remade, shall survive the Closing for a period of nine (9) months after the Closing Date.

12. Pre-Closing Covenants of Seller. From the date of this Agreement until the Closing Date:

a. Operation of Property. Seller shall operate, maintain and manage the Property in substantially the same manner as it is presently being operated, subject to Seller’s ongoing improvements and construction at the Real Property, normal wear and tear and damage or destruction by fire or other casualty;

b. Insurance. Seller shall continue in effect all insurance coverage relative to the Property;

c. Leases. Seller shall not, without Buyer’s prior written consent, enter into any lease or other similar agreement affecting the Real Property; and

d. Property Agreements. Seller shall not, without the prior written consent of Buyer, enter into any agreement which would bind Buyer or the Property after the closing except those which can be terminated by Buyer upon twenty (20) days’ notice without a penalty being paid by Buyer; provided, however, the foregoing shall not limit Seller’s ability (without the consent of Buyer) to enter into new contracts or retain existing contracts by which Seller is bound as they relate to Seller’s operations at the Real Property either prior to Closing or after Closing pursuant to the Lease.

13. Damage. If, prior to the Closing Date, all or any part of the Real Property is substantially damaged (to the extent that repairs are reasonably expected to exceed Five Hundred Thousand Dollars and no/100s ($500,000.00) by fire, casualty, the elements or any other cause, then Seller will promptly give notice to Buyer, and Buyer will have the right to terminate this Agreement by giving notice to Seller within five (5) days (or in any event prior to then targeted Closing Date) rafter Seller’s notice. During the notice period, Seller will promptly furnish Buyer such information regarding Seller’s insurance as Buyer may reasonably request and will consult and reasonably cooperate with Buyer with respect to the adjustment of insurance proceeds. If Buyer fails to give the termination notice, Seller shall commence repairs only to the extent actually covered by Seller’s insurance and to the extent of insurance proceeds received by Seller. At Closing, Seller will assign to Buyer all rights to insurance proceeds resulting from such event payable after closing (subject to Seller’s right to receive a credit at Closing in the amount of the reasonable costs incurred by Seller to obtain such proceeds and repair any damage repaired by Seller prior to Closing) and the Purchase Price will be reduced by the amount of Seller’s deductible. In the event of damage to the Real Property by fire, casualty, the elements or other cause that does not rise to the level of “substantial” based on the definition above, Buyer shall not have the right to terminate this Agreement and Seller will, to the extent actually covered by Seller’s insurance, repair such damage at its sole cost prior to Closing, and Closing may be extended up to sixty (60) days to permit such repair.

14. Condemnation. If, prior to the Closing Date, eminent domain proceedings are commenced against all or any part of the Real Property, Seller shall promptly give notice to Buyer of such fact. If such eminent domain proceedings would result in a loss of (a) more than ten percent (10.0%) of the parking area and/or improvements at the Real Property, or (b) reasonable access to or from the Real Property (a “Material Taking”), Buyer shall have the right (to be exercised within five (5) days after Seller’s notice or in any event prior to the then targeted Closing Date), to terminate this Agreement, in which event neither party will have further obligations under this Agreement except for those obligations which expressly survive termination hereunder. If Buyer shall fail to give such termination notice in connection with a Material Taking, or if the eminent domain proceeding is not a Material Taking, then there shall be no reduction in the Purchase Price, and Seller shall assign to Buyer at the Closing Date all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings. Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

15. Commission. Seller and Buyer represent that and warrant to each other that neither party has engaged the services of any broker in connection with the sale and purchase contemplated by this Agreement, except for Cushman & Wakefield (“Broker”). Any commission due the Broker shall be the responsibility of Seller. Each party agrees to indemnify and hold the other harmless from any claim, damage, cost or expense for such brokerage commission or finder’s fee incurred as a result of any other brokerage agreement entered into by such party, and to pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorneys’ fees. This Section 15 shall survive Closing or termination of this Agreement.

16. Adjustments. Seller and Buyer acknowledge that there shall be no proration of income associated with the Real Property, as Seller shall be obligated to pay rents under the Lease from and after the Closing Date. Seller shall be responsible for all utility bills, operating expenses and all other charges for the period prior to Closing.    Seller, as tenant under the Lease, shall be responsible to pay directly to the applicable utility and service providers all utility bills, operating expenses, maintenance costs and other charges, for the period from and after Closing pursuant to the terms of the Lease. Accordingly, there shall be no proration of utility expenses, operating expenses, maintenance costs or other charges at Closing between Buyer and Seller, except as set forth in Section 17 below.

17. Closing Costs. In addition to the other costs and expenses specifically provided for in this Agreement, closing costs and expenses shall be borne as follows:

a.	Seller shall be obligated for and shall pay:

(i)	Cost of issuance of the Title Commitment;

(ii)	One-half (1/2) of the escrow fees and closing fee charged by the Title Company;

(iii)	Subject to Section 23, Seller’s attorneys’ fees;

(iv)	All state deed taxes;

(v)	All fees for recording all documents necessary to place record title in Seller’s name and in the condition represented by Seller in this Agreement.

b.	Buyer shall be obligated for and shall pay (collectively, the “Buyer’s Costs”):

(i)	The title insurance premium and endorsements for Buyer’s and Lender’s policies of title insurance;

(ii)	The cost of recording or filing the Deed (but not the deed tax);

(iii)	Any fees and Mortgage Registration Tax associated with recorded documents related to Buyer’s financing and all other costs of Buyer’s financing;

(iv)	Any fees associated with the Updated Survey;

(v)	Subject to Section 23, Buyer’s attorneys’ fees; and

(vi)	One-half (1/2) of the closing fees and escrow fees charged by the Title Company.

Notwithstanding the foregoing, Seller and Buyer hereby acknowledge Buyer’s Costs shall be included in calculation of the Net Loan Proceeds pursuant to Section 2 of this Agreement.

18. Closing.

a. General; Possession. Subject to all the terms and conditions of this Agreement having been complied with, the closing of the transaction contemplated hereby shall occur no later than October 1, 2020 on such date mutually agreed to by the parties (the “Closing Date or Closing”) by delivering documents and funds to the Title Company in escrow. Possession of the Real Property shall be transferred by Seller to Buyer on the Closing Date (subject to the Lease). Keys to all locks on the Real Property shall be delivered to Buyer on the Closing Date and to the extent in Seller’s possession (except those which are proprietary or confidential), all books and records pertaining to the operation of the Real Property during Seller’s ownership thereof, all Plans, Licenses and Permits pertaining to the Real Property, and the originals of all Warranties and Records shall be delivered to Buyer on the Closing Date.

b. Deliveries by Seller at Closing. At the Closing, Seller shall deliver to Buyer the following:

(i) A Warranty Deed (the “Deed”), in recordable form, duly executed by Seller, conveying good and marketable title to the Real Property to Buyer free and clear of all encumbrances and restrictions except Permitted Exceptions.

(ii) The Lease duly executed by Seller and a memorandum of lease (in form acceptable to Seller) duly executed by Seller.

(iii) Tenant Estoppel with respect to the Lease, in form reasonably requested by Buyer or Lender, as acceptable in form and substance to Seller.

(iv) Assignment and Subordination of Lease with respect to the Lease, in form reasonably requested by Buyer or Lender, as acceptable in form and substance to Seller.

(v) A standard form Seller’s Affidavit, duly executed by Seller and reasonably acceptable to the Title Company.

(vi) An Assignment and Assumption of Miscellaneous Rights duly executed by Seller, assigning and transferring to Buyer all of Seller’s right, title and interest in the Plans, Licenses and Permits, and all Warranties with respect to the Property, to the extent the same are assignable and not proprietary or confidential. The Assignment and Assumption of Miscellaneous Rights shall be in form and substance acceptable to Seller and Buyer.

(vii) Resolution of Seller authorizing the sale and transfer by Seller of the Property and designating the individual(s) authorized to sign on behalf of Seller or other evidence, reasonably acceptable to Buyer, evidencing the authority of the person executing documents on behalf of Seller.

(viii) An affidavit of non-foreign status, duly executed by Seller, containing such information as is required by IRC Section 1445(b)(2) and its regulations.

(ix) A Certificate signed by Seller stating that Seller knows of no wells on the Property or if Seller knows of any wells, a Well Certificate in form acceptable to the Buyer designating the location of any such well and the width, depth and other specifications relating thereto.

(x) A Certificate dated as of the Closing Date certifying that the representations and warranties of Seller under Section 10 are true in all material respects as of the Closing Date, and acknowledging that such representations and warranties shall survive Closing, as provided herein.

(xi) A closing statement prepared by Title Company reflecting the payment of the Purchase Price and adjustments called for by this Purchase Agreement.

(xii) To the extent not proprietary or confidential, all Plans, Licenses and Permits and Records pertaining to the Real Property, if any, in Seller’s possession or control.

(xiii) Keys or combinations to all locks on the Real Property, including all security system information, if any.

(xiv) All transfer tax and other similar tax returns which Seller is required by law to execute and acknowledge and to deliver, either individually or together with Buyer, to any governmental authority as a result of the conveyance of the Property on the Closing Date.

(xv) All other agreements, documents and instruments necessary or incident to consummation of the transactions contemplated hereby.

c. Deliveries by Buyer at Closing. At the Closing, Buyer shall deliver to Seller the following:

(i) Funds representative of the Purchase Price as described in Section 2(b) hereof by wire transfer of immediately available funds.

(ii) The Lease duly executed by Buyer and a memorandum of lease (in form acceptable to Buyer) duly executed by Buyer.

(iii) The Assignment and Assumption of Miscellaneous Rights described in this Section 18 (b)(vi) of this Agreement.

(iv) A closing statement prepared by Title Company reflecting the payment of the Purchase Price and adjustments called for by this Purchase Agreement.

(v) A Certificate dated as of the Closing Date certifying that the representations and warranties of Buyer under Section 11 are true in all material respects as of the Closing Date, and acknowledging that such representations and warranties shall survive Closing, as provided herein.

(vi) Resolution of Buyer authorizing the purchase and acquisition by Buyer of the Property and designating the individual(s) authorized to sign on behalf of the Buyer or other evidence, reasonably acceptable to Seller, evidencing the authority of the person executing documents on behalf of Buyer.

(vii) All transfer tax and other similar tax returns which Buyer is required by law to execute and acknowledge and to deliver, either individually or together with Seller, to any governmental authority as a result of the conveyance of the Property on the Closing Date.

(viii) All other agreements, instruments and documents necessary or incident to consummation of the transactions contemplated hereby.

The performance by Seller and Buyer at the Closing shall be concurrent.

19. Notices. All notices, offers, requests, and other communications from any other parties hereto to the others shall be in writing and shall be considered to have been duly given or served if: delivered personally to a partner of the party served; or if sent by first class certified or registered mail, return receipt requested, postage prepaid; or if transmitted by electronic mail (provided that notices given via email delivered on a weekend or holiday, or any day after 5:00 p.m., shall be deemed delivered on the next following Business Day); or if deposited cost paid with a nationally recognized, reputable overnight courier, properly addressed as follows or to such other address as such party may hereafter designate by written notice to the other parties:

a.	If to Seller, to:

Skywater Technology Foundry, Inc.

2401 86th Street East

Bloomington, Minnesota

Attention: Steve Wold and Steve Manko

Email:*****

with a copy to:

Ballard Spahr

2000 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attention : Joseph Humke

Email : humkej@ballardspahr.com

b.	If to Buyer, to:

Oxbow Realty Partners, LLC

5000 West 36th Street, Suite 130

Minneapolis, MN 55416

Attention: Loren Unterseher

Email: *****

with a copy to:

Winthrop & Weinstine

225 South 6th Street, Suite 3500

Minneapolis, MN 55402

Attention: Kristy Lieblein

Email: klieblein@winthrop.com

Notices, objections and other communications shall be deemed effective upon delivery, if personally delivered, one (1) Business Day after being deposited with a nationally recognized overnight air courier, two (2) Business Days after mailing by certified or registered mail, or on the day of electronic transmission, all without regard to the actual receipt by addressee. The attorneys of Buyer and Seller are authorized to give any notice specified in this Agreement on behalf of their respective clients.

20. Time of Essence; Business Days. Seller and Buyer agree that time shall be of the essence of this Agreement. For the purpose hereof, “Business Day(s)” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Minnesota are authorized by law or executive action to close. If the date upon the Due Diligence Period expires, the Closing Date or any other deadline for performance or payment of any obligation of a party required hereunder is not a Business Day, then such deadline shall automatically be extended to the first Business Day following such date.

21. Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

22. Construction. The headings of the paragraphs and subsections of this Agreement are for convenience and reference only and do not form a part hereof, and in no way interpret or construe such Sections and subsections. Wherever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

23. Attorneys’ Fees. In the event of litigation between the parties in connection with this Agreement, the prevailing party (i.e. the party whose position is substantially upheld) shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party. The obligation in the immediately preceding sentence shall survive any termination of this Agreement or the Closing.

24. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties’ respective heirs, representatives, successors, and assigns. This Agreement is for the sole benefit of Seller and Buyer, and no third party is intended to be a beneficiary of or have the right to enforce this Agreement.

25. Entire Agreement. This Agreement (including all exhibits hereto) contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document. A signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

27. Severability. If any provision of this Agreement is held to be unenforceable or void, such provision shall be deemed to be severable and shall in no way affect the validity of the remaining terms of this Agreement.

28. Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Minnesota.

29. Default by Seller. If Seller shall have made any material representation or warranty herein which shall be untrue or misleading in any material respect when made, or if Seller shall fail to perform any of the material covenants and agreements contained herein to be performed by Seller and such failure continues for a period of five (5) days after notice thereof from Buyer (except that no such notice shall be required or cure period apply for Seller’s failure to consummate the transaction contemplated by this Agreement on the Closing Date), Buyer may elect one of the following as its sole legal and equitable remedy: (i) Buyer may seek specific performance of Seller’s obligations under this Agreement to convey the Property and the other documents Seller is required to deliver hereunder at Closing; provided, that it brings an action therefor within sixty (60) days after the date of such default by Seller, or (ii) Buyer may terminate this Agreement in its entirety and Seller shall pay Buyer $500,000.00 as liquidated damages and thereafter this Agreement shall be of no further force and effect, except for obligations that expressly survive termination hereunder.

30. Default by Buyer. If Buyer shall have made any material representation or warranty herein which shall be untrue or misleading in any material respect when made, or if Buyer shall fail to perform any of the material covenants and agreements contained herein to be performed by it and such failure shall continue for a period of five (5) days after notice thereof from Seller (except that no such notice shall be required or cure period apply for Buyer’s failure to consummate the transaction contemplated by this Agreement on the Closing Date), Seller may, as its sole and exclusive remedy, terminate this Agreement, Buyer shall pay Seller $500,000.00 as liquidated damages and thereafter this Agreement shall be of no further force and effect, except for obligations that expressly survive termination hereunder.

31. Confidentiality. Seller and Buyer agree to keep confidential this Agreement, the matters set forth in this Agreement, their discussions with respect to Buyer’s proposed purchase of the Property and any other facts with respect to such discussions, including the status thereof. Notwithstanding the foregoing, Seller and Buyer may disclose such confidential information to its respective directors, partners, officers, affiliates, employees, potential lenders, potential investors, attorneys, accountants, advisors and other representatives or consultants (collectively, “Advisors”); provided, however, that such Advisors will be informed of the confidential nature of such information. In addition, Seller and Buyer are permitted to disclose this Agreement and the subject matter hereof as required by law or order of court, or as necessary in connection with any litigation concerning this Agreement.

32. Environmental Indemnification; Definitions.

a. Indemnification. Seller shall indemnify Buyer and its partners and members and shall hold Buyer and its partners and members harmless from and against any and all Losses actually incurred by Buyer and/or its partners and members (but excluding those Losses to the extent caused by Buyer, its partners, members, employees or agents) arising from or related (a) any presence of any Hazardous Substances in, on, above, or under the Real Property; (b) any past, present or threatened Release of Hazardous Substances in, on, above, under or from the Real Property; (c) any activity by Seller, its employees or its agents in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Real Property of any Hazardous Substances at any time located in, under, on or above the Real Property; (d) any activity by Seller, its employees or agents in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above the Real Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (e) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Real Property or operations thereon, including but not limited to any failure by Seller, its employees or agents to comply with any order of any governmental authority in connection with any Environmental Laws; (f) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Real Property; (g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Section 32; (h) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Real Property, including but not limited to costs to investigate and assess such injury, destruction or loss; (i) any acts of Seller, its employees or agents in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances relating to the Real Property at any facility or incineration vessel containing such or similar Hazardous Substances relating to the Real Property; (j) any acts of Seller, its employee or agents in accepting any Hazardous Substances relating to the Real Property for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance relating to the Real Property which causes the incurrence of costs for

Remediation; and (k) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Real Property. The indemnification terms of this Section 32 shall survive Closing or termination of this Agreement.

b. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i) The term “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Real Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.

(ii) The term “Hazardous Substances” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, regulated, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to Microbial Matter, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives. The foregoing shall be deemed to exclude substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations, provided the same (i) have been and continue to be in compliance with all Environmental Laws, (ii) have not and do not result in contamination of the Real Property and (iii) have not had and do not otherwise have a Material Adverse Effect.

(iii) The term “Losses” includes any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), in the case of each of the foregoing, of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

(iv) The term “Microbial Matter” means fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew, and viruses, whether or not such Microbial Matter is living.

(v) The term “Release” with respect to any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

(vi) The term “Remediation” includes but is not limited to any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; and any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.

(vii) The term “Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, prospects, management, operations or condition (financial or otherwise) of Buyer, Buyer’s members or partners or the Property, (iii) the enforceability, validity, perfection or priority of the lien of Lender’s mortgage or Lender’s other loan documents, or (iv) the ability of Buyer or Buyer’s member or partners to perform its obligations under the Lender’s mortgage or the other loan documents.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

BUYER:

Oxbow Realty Partners, LLC, a Delaware limited liability company

By:	/s/ Loren Unterseher
Loren Unterseher, President
Date:	September 29, 2020

[Signature Pages Continue on Next Page]

[Signature Page to Purchase Agreement]

SELLER:

Skywater Technology Foundry, Inc., a Delaware corporation

By:	/s/ Steve Manko

Steve Manko, Chief Financial Officer
Date:	September 29, 2020